EXHIBIT 99.1
SOUTHERN COMMUNITY BANK AGREES TO REGULATORY ORDER;
ANNOUNCES INJECTION OF $2 MILLION IN CAPITAL
     Fayetteville, Georgia —October 10, 2008 — Southern Community Bancshares, Inc. (SNCB.OB) announced today that its bank subsidiary, Southern Community Bank (the “Bank”), has agreed to the entry of a “cease & desist” order (the “Order”) with the Federal Deposit Insurance Corporation (“FDIC”) and the Georgia Department of Banking and Finance (“DBF”). The Order, which was entered into without admitting or denying any fault and without the imposition of any fines or penalties, is a formal action by the FDIC and the DBF that directs the Bank to take corrective measures in a number of areas. It does not in any way restrict the Bank from transacting business. The Bank may continue to serve its customers in all areas including making loans, establishing lines of credit, accepting deposits and processing banking transactions. All customer deposits remain fully insured to the highest limits set by the FDIC.
     The Order stems from a regulatory exam conducted by the FDIC based on the Bank’s condition as of December 31, 2007. Since the time of the exam the Bank has undertaken a number of initiatives designed to address the weaknesses identified during the exam. Most notably, the Bank increased its Tier 1 capital by $2 million on September 25, 2008. This capital was injected from the Bank’s holding company, which on the same day sold 500,000 shares of its common stock to a group of directors at a per share price of $4.00, representing a 2.5% premium to the reported closing price of the holding company’s common stock on that day. The shares were sold in a private placement transaction that was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(2) or the Act and Rule 506 promulgated thereunder. Other measures that have been initiated by the Bank include:
•	Hiring David R. Coxon, a veteran banking executive with over 30 years experience in the industry, to serve as the Bank’s President and CEO;

•	Appointing a special assets committee comprised of independent Board members charged with the responsibility of monitoring and disposing of the Bank’s other real estate;

•	Strengthening the Bank’s lending activities with particular emphasis on direct and indirect borrowing concentrations and monitoring individual lender/borrower relationships;

•	Engaging an outside regulatory consultant to assist the Bank in connection with the development of a strategic plan and with the Bank’s overall compliance with the Order;

•	Developing a liquidity and funds management plan to address anticipated funding needs;

•	Developing a comprehensive policy for managing potential loan loss liability and enhancing the Bank’s loan loss reserve;

•	Increasing internal controls over loan portfolio review; and

•	Establishing a communications policy and procedure for reporting progress in all areas to the FDIC and DBF.
The Bank has already begun to act upon many of the items addressed by the Order and will continue to work toward full compliance with the Order.
     “It is unfortunate that both internal and external circumstances have led to this Order” Chairman Thomas D. Reese explained. “However, our board is firmly committed to complying with all aspects of the Order and returning the Bank to a well-performing financial institution.” Reese stressed that the internal changes will not affect the Bank’s relationship with its customers. “Southern Community Bank will continue to serve our community and offer our customers the financial services necessary to achieve their goals” he said.
About Southern Community Bancshares, Inc.
     Southern Community Bancshares, Inc. is the holding company for Southern Community Bank, headquartered in Fayetteville, Georgia. The Bank began operations on June 2, 2000. In addition to its main office, the Bank has full-service branches in Fayetteville, Peachtree City, Locust Grove and Newnan as well as locations within Kroger grocery stores in Newnan and Jonesboro. The primary investor contact at Southern Community Bancshares, Inc. is Mr. David R. Coxon, Chief Executive Officer.
SOURCE: Southern Community Bancshares, Inc.